Exhibit 99.01

NuStar Energy L.P. Reports Strong First Quarter 2023 Earnings Results

Net Income, EPU, EBITDA and DCF All Up Quarter-Over-Quarter as Operations Continue to Perform Well

Pipeline Segment Operating Income Up 25 Percent

West Coast Region’s Revenues Up 33 Percent Compared to 1Q 2022

Balance Sheet Continues to Strengthen as Planned Redemption of Series D Preferred Units is Two Years Ahead of Schedule

Positive Outlook for Remainder of 2023

Highlights New Ammonia Contract/Outlines Emerging Ammonia Market Opportunities

SAN ANTONIO, May 4, 2023 - NuStar Energy L.P. (NYSE: NS) today announced strong results for the first quarter of 2023 fueled by strong volumes in its refined products and crude oil pipelines.

“I am pleased to report another strong quarter of financial results where net income, earnings per unit (EPU), earnings before interest, taxes, depreciation and amortization (EBITDA) and distributable cash flow (DCF) were all up quarter-over-quarter and once again demonstrated the stability and strength of NuStar’s assets,” said NuStar Chairman and CEO Brad Barron.

NuStar reported net income of $106 million for the first quarter of 2023, or $0.61 per unit, compared to net income of $12 million, or a $0.22 net loss per unit, for the first quarter of 2022. Results for the first quarter of 2023 include a $41 million gain related to a structured financing arrangement to monetize a portion of the real estate at NuStar’s corporate headquarters. In addition, results for the first quarter of 2022 included a non-cash charge related to the divestiture of the Point Tupper terminal facility in Canada last year. Excluding the effects of these items, adjusted net income was $65 million for the first quarter of 2023, or $0.24 per unit, compared to adjusted net income of $57 million, or $0.19 per unit, for the first quarter of 2022.

NuStar also reported adjusted EBITDA of $187 million for the first quarter of 2023, which is up eight percent compared to first quarter of 2022 adjusted EBITDA of $173 million.

Adjusted DCF was $101 million for the first quarter of 2023, up 11 percent compared to first quarter of 2022 DCF of $91 million, and the adjusted distribution coverage ratio was a strong 2.27 times.

Operations Continue to Perform Well

NuStar’s Pipeline Segment generated operating income of $120 million and EBITDA of $163 million in the first quarter of 2023, compared to operating income of $96 million and EBITDA of $141 million in the first quarter of 2022.

“Our refined products systems and our Ammonia System continued to deliver solid, dependable revenue contributions, with throughput up six percent in the first quarter of 2023 compared to the first quarter of 2022, which reflects the strength of these assets and our position in the markets we serve in the mid-Continent and throughout Texas,” said Barron. “Our Central West Pipeline Systems, particularly our McKee System, also performed well last quarter with higher revenues and throughputs compared to the first quarter of 2022, mainly due to increased demand into the Denver market.”

Barron also noted that NuStar’s Permian Crude System volumes averaged 543,000 barrels per day (BPD), up six percent over first quarter of 2022 volumes, and its Corpus Christi Crude System throughputs averaged 369,000 BPD, which is eight percent higher than volumes in the first quarter of 2022.

“In addition, after a near record-breaking 2022, our Fuels Marketing Segment kicked off 2023 with a strong first quarter by generating operating income and EBITDA of $7 million, which is comparable to the segment’s strong first quarter of 2022 results. And, we are also pleased that our West Coast region delivered another strong quarter, with revenues up about 33 percent compared to the first quarter of 2022, driven in large part by our West Coast renewable fuels strategy,” said Barron.

Balance Sheet Continues to Strengthen

NuStar Executive Vice President and Chief Financial Officer Tom Shoaf gave a positive update on the company’s continued progress in reducing its debt and building its financial strength and flexibility.

“In March, we entered into a structured financing arrangement to monetize a portion of our real estate at our corporate headquarters, which provided approximately $100 million of lower-priced financing,” said Shoaf. “By doing so, we were able to deploy the proceeds to reduce debt, which facilitates our redemption of another portion of the Series D preferred units later this year. As we have mentioned on prior calls, we are planning to redeem all of the remaining Series D units by the end of 2024, or about two years ahead of our original schedule.

“Thanks to that transaction, along with our strong first quarter EBITDA, we ended the first quarter of 2023 with a debt-to-EBITDA ratio of 3.46 times,” said Shoaf. “Our total debt balance was $3.1 billion, and our revolver facility availability was $940 million of the facility’s $1 billion capacity.”

Positive Outlook for Remainder of 2023

Shoaf also gave an update on full-year guidance for net income and adjusted EBITDA, as well as strategic capital and reliability capital for 2023.

“While high inflation and volatility that distinguished 2022 have persisted so far this year, we expect to generate full-year 2023 net income in the range of $257 to $295 million and full-year 2023 adjusted EBITDA in the range of $700 to $760 million,” said Shoaf.

He also noted that NuStar still plans to spend $130 to $150 million in strategic capital in 2023.

“Depending on the activity of our Permian producers over the course of the rest of the year, we expect to allocate between $45 and $60 million to growing our Permian system,” said Shoaf. “We continue to expect to spend around $25 million to expand our West Coast Renewable Fuels Network.

“In addition, we still expect to spend between $25 and $35 million on reliability this year.”

Barron stated that NuStar expects to once again self-fund all of its cash requirements, including all of its growth capital spending and its distributions.

“What’s more, even with our planned Series D redemption later this year, we are still on track to finish 2023 with a healthy debt-to-EBITDA ratio of below four times,” said Barron.

Barron closed by highlighting an agreement that was jointly announced by NuStar and OCI Global yesterday that will involve NuStar transporting ammonia on a new segment of its existing 2,000-mile anhydrous ammonia pipeline to OCI’s state-of-the-art ammonia products facility in Iowa.

“We expect this healthy-return, low-capital project will meaningfully increase utilization of our Ammonia System,” said Barron. “And we expect this project to be just the first of several, as we are actively working with a number of potential customers interested in connections to our system, across our footprint, for a variety of different opportunities.”

Barron continued, “As you may know, about 90 percent of ammonia is used to support agricultural production and more than half of the world’s food production is dependent on this key chemical. Because of its importance, there is increasing focus on de-carbonizing the process used to make ammonia, either by capturing emissions or by utilizing electrolysis fueled by solar or wind to lower emissions, referred to, respectively, as ‘blue’ and ‘green’ ammonia.

“We are seeing growing interest in lower carbon ammonia from many different companies and potential customers. In addition to the ‘greening’ of ammonia expanding the market domestically, international demand is also driving interest in ammonia export, which could drive additional utilization of not only our Ammonia System but also, potentially, our St. James facility, which has dock capacity that could support ammonia export. So as you can see, this growing interest in ammonia – to reduce emissions and supply the globe – is generating opportunities for attractive return, low-spend projects that we are confident will increase our system utilization significantly, across our footprint, over the next several years,” Barron concluded.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, May 4, 2023, to discuss the financial and operational results for the first quarter of 2023. Persons interested in listen-only participation may access the conference call directly at https://edge.media-server.com/mmc/p/fnk2v7x2. Persons interested in Q&A participation may pre-register for the conference call and obtain a dial-in number and passcode at https://register.vevent.com/register/BI3c790e56797c443d95909ed3a22b5f52. A recorded version will be available two hours after the conclusion of the conference call at https://edge.media-server.com/mmc/p/fnk2v7x2.

The conference call may also be accessed through the “Investors” section of NuStar Energy L.P.’s website at https://investor.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2022 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended March 31,
	2023	2022
Statement of Income Data:
Revenues:
Service revenues	$285,266	$265,305
Product sales	108,601	144,558
Total revenues	393,867	409,863
Costs and expenses:
Costs associated with service revenues:
Operating expenses	89,162	86,402
Depreciation and amortization expense	62,054	63,303
Total costs associated with service revenues	151,216	149,705
Costs associated with product sales	93,461	126,715
Impairment loss	—	46,122
General and administrative expenses	28,725	27,071
Other depreciation and amortization expense	1,555	1,824
Total costs and expenses	274,957	351,437
Gain on sale of assets	41,075	—
Operating income	159,985	58,426
Interest expense, net	(57,371)	(49,818)
Other income, net	4,509	3,671
Income before income tax expense (benefit)	107,123	12,279
Income tax expense (benefit)	1,187	(33)
Net income	$105,936	$12,312

Basic and diluted net income (loss) per common unit	$0.61	$(0.22)
Basic and diluted weighted-average common units outstanding	110,880,981	110,177,045

Other Data (Note 1):
Adjusted net income	$64,861	$57,290
Adjusted net income per common unit	$0.24	$0.19
EBITDA	$228,103	$127,224
Adjusted EBITDA	$187,028	$173,346
DCF	$141,810	$91,058
Adjusted DCF	$100,735	$91,058
Distribution coverage ratio	3.19x	2.06x
Adjusted distribution coverage ratio	2.27x	2.06x

	For the Four Quarters Ended March 31,
	2023	2022
Consolidated Debt Coverage Ratio	3.46x	3.92x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2023	2022
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,325,282	1,309,085
Refined products and ammonia pipelines throughput (barrels/day)	595,622	563,248
Total throughput (barrels/day)	1,920,904	1,872,333

Throughput and other revenues	$213,183	$188,683
Operating expenses	49,775	48,103
Depreciation and amortization expense	43,550	44,828
Segment operating income	$119,858	$95,752
Storage:
Throughput (barrels/day) (a)	502,717	482,526

Throughput terminal revenues	$27,315	$26,441
Storage terminal revenues	53,342	61,480
Total revenues	80,657	87,921
Operating expenses	39,387	38,299
Depreciation and amortization expense	18,504	18,475
Impairment loss	—	46,122
Segment operating income (loss)	$22,766	$(14,975)
Fuels Marketing:
Product sales	$100,027	$133,260
Cost of goods	93,186	126,123
Gross margin	6,841	7,137
Operating expenses	275	593
Segment operating income	$6,566	$6,544
Consolidation and Intersegment Eliminations:
Revenues	$—	$(1)
Cost of goods	—	(1)
Total	$—	$—
Consolidated Information:
Revenues	$393,867	$409,863
Costs associated with service revenues:
Operating expenses	89,162	86,402
Depreciation and amortization expense	62,054	63,303
Total costs associated with service revenues	151,216	149,705
Costs associated with product sales	93,461	126,715
Impairment loss	—	46,122
Segment operating income	149,190	87,321
Gain on sale of assets	41,075	—
General and administrative expenses	28,725	27,071
Other depreciation and amortization expense	1,555	1,824
Consolidated operating income	$159,985	$58,426
(a)Prior period throughputs for our Corpus Christi North Beach terminal in the storage segment were restated consistent with current period presentation.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended March 31,
	2023	2022
Net income	$105,936	$12,312
Interest expense, net	57,371	49,818
Income tax expense (benefit)	1,187	(33)
Depreciation and amortization expense	63,609	65,127
EBITDA	228,103	127,224
Interest expense, net	(57,371)	(49,818)
Reliability capital expenditures	(3,356)	(6,709)
Income tax (expense) benefit	(1,187)	33
Long-term incentive equity awards (a)	2,968	2,829
Preferred unit distributions	(32,733)	(31,092)
Impairment loss	—	46,122
Income tax benefit related to impairment loss	—	(1,144)
Other items	5,386	3,613
DCF	$141,810	$91,058

Distributions applicable to common limited partners	$44,396	$44,165
Distribution coverage ratio (b)	3.19x	2.06x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Unit and Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended March 31,
	2023	2022
Operating income	$510,372	$196,591
Depreciation and amortization expense	257,718	269,042
Goodwill impairment loss	—	34,060
Other impairment losses	—	201,030
Amortization expense of equity-based awards	13,997	13,750
Pro forma effect of disposition (a)	—	(14,688)
Other	(3,230)	2,081
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$778,857	$701,866

Long-term debt, less current portion of finance leases	$3,113,074	$3,168,425
Finance leases (long-term)	(50,712)	(52,510)
Unamortized debt issuance costs	31,878	37,225
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,691,740	$2,750,640

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.46x	3.92x
(a)This adjustment represents the pro forma effect of the disposition of the Eastern U.S. terminals, which were sold in October 2021.

The following is a reconciliation of net income / net income (loss) per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended March 31,
	2023		2022
Net income / net income (loss) per common unit	$105,936	$0.61	$12,312	$(0.22)
Gain on sale of assets	(41,075)	(0.37)	—	—
Impairment loss	—	—	46,122	0.42
Income tax benefit related to impairment loss	—	—	(1,144)	(0.01)
Adjusted net income / adjusted net income per common unit	$64,861	$0.24	$57,290	$0.19

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended March 31,
	2023	2022
EBITDA	$228,103	$127,224
Gain on sale of assets	(41,075)	—
Impairment loss	—	46,122
Adjusted EBITDA	$187,028	$173,346

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended March 31,
	2023	2022
DCF	$141,810	$91,058
Gain on sale of assets	(41,075)	—
Adjusted DCF	$100,735	$91,058

Distributions applicable to common limited partners	$44,396	$44,165
Adjusted distribution coverage ratio (a)	2.27x	2.06x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

The following is a reconciliation of projected net income to EBITDA and adjusted EBITDA.

Projected for the Year Ended December 31, 2023
Net income	$ 257,000 - 295,000
Interest expense, net	230,000 - 240,000
Income tax expense	4,000 - 6,000
Depreciation and amortization expense	250,000 - 260,000
EBITDA	741,000 - 801,000
Gain on sale of assets	(41,000)
Adjusted EBITDA	$ 700,000 - 760,000

The following are reconciliations for our reported segments of operating income (loss) to segment EBITDA and adjusted segment EBITDA.

	Three Months Ended March 31, 2023
	Pipeline	Storage	Fuels Marketing
Operating income	$119,858	$22,766	$6,566
Depreciation and amortization expense	43,550	18,504	—
Segment EBITDA	$163,408	$41,270	$6,566

	Three Months Ended March 31, 2022
	Pipeline	Storage	Fuels Marketing
Operating income (loss)	$95,752	$(14,975)	$6,544
Depreciation and amortization expense	44,828	18,475	—
Segment EBITDA	140,580	3,500	6,544
Impairment loss	—	46,122	—
Adjusted segment EBITDA	$140,580	$49,622	$6,544